                                                                   EXHIBIT 10.11

                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

      THIS AGREEMENT (the "Agreement") is made as of this first day of March, 2006 ("Effective Date") among Rurban Financial Corp. ("RFC"), an Ohio business corporation having a place of business at 401 Clinton Street, Defiance, Ohio, and Kenneth A. Joyce , individually ("Executive") an Executive.

      WITNESSETH: The Executive has previously entered into an agreement describing amounts payable under an Executive Salary Continuation Agreement ("Prior Agreement"), which agreement is superseded and replaced by this Agreement.

      WHEREAS, RFC is a registered bank holding company; and

      WHEREAS, any reference to "Corporation" in this Agreement shall mean RFC, and any of their successors, including any entity with which RFC effects a Change in Control ("Change Entity"); and

      WHEREAS, the Executive is employed by the Corporation as its Chief Executive Officer; and

      WHEREAS, it is the consensus of the board of directors of RFC that the Executive's services to the Corporation in the past have been of exceptional merit and have constituted an invaluable contribution to the general welfare of the Corporation and in bringing it to its present status of operating efficiency, and its present position in its field of activity; and

      WHEREAS, the experience of the Executive, his knowledge of the affairs of the Corporation, his reputation and contacts in the industry are so valuable that assurance of his continued services is essential for the future growth and profits of the Corporation and it is in the best interest of the Corporation to arrange terms of continued employment for the Executive so as to reasonably ensure his remaining in the Company's employment; and

      WHEREAS, it is the desire of the Corporation that the Executive's services be retained as herein provided; and

      WHEREAS, the Executive is willing to continue in the employ of the Company provided the Company agrees to pay to him or his beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth:

      ACCORDINGLY, it is the desire of the Corporation and the Executive to enter into this Agreement under which the Corporation will agree to make certain payments to the Executive as described in (and subject to the terms of) this Agreement; and

      FURTHERMORE, it is the intent of the parties hereto that this agreement be considered an unfunded arrangement maintained primarily to provide supplemental benefits for the Executive, as a member of a select group of management or highly compensated employees of the Corporation for the purposes of the Employee Retirement Income Security Act of 1974, (E.R.I.S.A.):

      NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained the parties agree to the following terms and conditions:

      1. DEFINITION OF CAUSE. The term "Cause" shall be defined, for purposes of this Agreement, as the occurrence of one or more of the following:

            (a) The willful failure by the Executive to substantially perform his duties hereunder (other than a failure resulting from Executive's incapacity because of death or disability), after notice from the Company, and a failure to cure such violation within twenty (20) days of said notice;

            (b) The willful engaging by the Executive in misconduct injurious to the Corporation;

            (c) Dishonesty, insubordination or gross negligence of the Executive in the performance of his duties;

            (d) Executive's breach of fiduciary duty involving personal profit;

            (e) Executive's violation of any law, rule or regulation governing issuers of publicly traded securities or banks or bank officers or any regulatory enforcement actions issued by a regulatory authority against the Executive;

            (f) Conduct on the part of Executive which brings public discredit to the Corporation and, if the effect may be cured, a failure to cure within twenty (20) days of the date said notice is delivered to the Executive;

            (g) Executive's conviction of or plea of guilty or nolo contendre to a felony (including conviction of or plea of guilty or nolo contendre to a misdemeanor that was originally charged as a felony but was reduced to a misdemeanor as a result of a plea bargain), crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of twenty (20) consecutive days or more;

            (h) An act by the Executive affecting any of the Corporation's employees, customers, business associates, contractors or visitors that an independent third party decides, after reasonable investigation, constitutes unlawful discrimination or harassment or violates the Corporation's policy concerning discrimination or harassment;

            (i) Executive's theft or abuse of Corporation's property or the property of the Corporation's customers, employees, contractors, vendors or business associates;

            (j) The direction or recommendation of a state or federal bank regulatory authority to remove Executive from his positions with Corporation; or

            (k) Executive's willful failure to follow the good faith lawful instructions of the board of directors of the Company with regard to its operations, after written notice and, if the event may be cured, a failure to cure such violation within twenty (20) days of the date said notice is delivered to the Executive;

            (l) Material breach of any contract or agreement that Executive entered with Corporation, including a breach of any of the obligations described in Paragraphs 15 and 20 and, if the breach may be cured, a failure to cure such breach within twenty (20) days of the date said notice is delivered to the Executive;

            (m) Unauthorized disclosure of the trade secrets or confidential information (as defined below) of Corporation or any of its affiliates, trade partners, or vendors.

However, Cause will not arise solely because the Executive is absent from active employment during periods of vacation, consistent with the Company's applicable vacation policy or other period of absence initiated by the Executive and approved by the Company.

Also, if, after the Executive terminates employment, the Corporation learns that the Executive has actively concealed conduct or an event that, if discovered before employment terminated, would have constituted "Cause," the provisions of Paragraph 10 will be applied retroactively to the date the Executive terminated employment and the Corporation may recover any and all amounts paid to the Executive (or to his or her beneficiaries) under this Agreement.

The term "Confidential Information" shall mean any and all information (other than information in the public domain) related to the Corporation's business, including all processes, inventions, trade secrets, computer programs, technical data, drawings or designs, information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning methods and manner of operations and information relating to the identity and location of all past, present and prospective customers and suppliers.

      2. DEFINITION OF CHANGE OF CONTROL. For purposes of this Agreement, the term "Change of Control" shall mean the earliest of any of the following:

            (a) Of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Securities Exchange Act of 1934, as amended (the "Act");

            (b) A merger or consolidation of RFC with or purchase of all or substantially all of RFC's assets by another "person" or group of "persons" (as such term is defined or used in Sections 3.13(d), and 14(d) of the Act) and, as a result of such merger, consolidation or sale of assets, less than a majority of the outstanding voting stock of the surviving, resulting or purchasing person is owned, immediately after the transaction, by the holders of the voting stock of RFC before the transaction, regardless of when or how their voting stock was acquired;

            (c) Any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes through any means a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of RFC representing 50% or more of the combined voting power of RFC's then outstanding securities eligible to vote for the election of RFC's board of directors;

            (d) Any "person" as defined above, other than the Corporation, the Executive or RFC's ESOP, is or becomes the "beneficial owner" (as defined in Rule 13d-3 and Rule 13d-5, or any successor rule or regulation, promulgated under the Act), directly or indirectly, of securities of RFC which represent twenty-five percent (25%) or more of the combined voting power of the securities of RFC, then outstanding but disregarding any securities with respect to which that acquirer has filed SEC
                  Schedule 13G indicating that the securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, RFC's management or policies, unless and until that entity or person files SEC Schedule 13D, at which point this exception will not apply to such securities, including those previously subject to a SEC Schedule 13G filing;

            (e) Individuals who, on the Effective Date, constituted the board of directors of RFC (the "Incumbent Directors") cease for any reason to constitute at least a majority of the members of RFC's board of directors; provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of RFC in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; and further provided, however, that no individual elected or nominated as a director of RFC initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than RFC's board of directors shall ever be deemed to be an Incumbent Director; and

            (f) Any other change of control of the Corporation similar in effect to any of the foregoing.

Notwithstanding any other provision of this Agreement, the Plan will be administered without regard to this definition if the Executive acted in concert with any person or group (as defined above) to effect a Change of Control, other than at the specific direction of the board of directors and in his/her capacity as an employee of the Company.

      3. DEFINITION OF DATE OF THE CHANGE OF CONTROL. For purposes of this Agreement, the "Date of the Change of Control" shall mean the date the first of any of the events described in Paragraph 2 occurs.

      4. DEFINITION OF ANNUAL DIRECT SALARY. For purposes of this Agreement, Annual Direct Salary shall be defined as the highest base salary paid to the Executive for any calendar month during the 36-consecutive-calendar-month period ending on or immediately before the date on which it is being calculated, multiplied by 12. Annual Direct Salary will be determined without including any employee or fringe benefits, bonuses, incentives or other compensation (other than base salary) paid or earned during the calculation period.

      5. EMPLOYMENT. The Company agrees to employ the Executive in such capacity as the Company may from time to time determine. The Executive will continue in the employ of the Company in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the board of directors of the Company. Active employment shall include temporary disability not to exceed 180 days and other "leaves of absence" specifically granted by the board of directors.

      6. FRINGE BENEFITS. The salary continuation benefits provided by this agreement are granted by the Company as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits except as set forth hereinafter.

      7. RETIREMENT DATE. If Executive remains in the continuous employ of the Corporation, Executive shall retire from active employment with the Corporation on the first December 31st after his sixty-second (62) birthday, unless by action of the board of directors Executive's period of active employment shall be shortened or extended.

      8. RETIREMENT BENEFIT AND POST RETIREMENT DEATH BENEFIT. Subject to
Section 409A of the Code, when the Executive reaches his/her Retirement Date, the Corporation, commencing with the first day of the month following the date of such retirement, shall pay Executive an annual benefit equal to 25% of Executive's Annual Direct Salary in equal monthly installments (of 1/12 of the annual benefit) for a period of one hundred eighty (180) months, provided that if less than one hundred eighty (180) such monthly payments have been made prior to the death of the Executive, the Corporation shall continue such monthly payments to whomever the Executive shall designate in writing and filed with the Corporation, until the full number of one hundred eighty (180) monthly payments have been made. In the absence of any effective designation of beneficiary, any such amounts becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of Executive's estate.

      9. BENEFIT ACCOUNTING. The Corporation shall account for this benefit using the regulatory accounting principles of the Corporation's primary federal regulator consistent with Generally Applicable Accounting Principles. The Corporation shall establish an unfunded accrued liability retirement account for the Executive.

      10. OTHER TERMINATION OF EMPLOYMENT. In the event that the employment of the Executive shall terminate prior to Retirement Date from active employment, as provided in Paragraph 5, by Executive's voluntary action, then this Agreement shall terminate upon the date of such termination of employment and, subject to
Section 409A of the Code, the Corporation shall pay to the Executive as Early Retirement compensation an amount of money as of attained age under Vesting Schedule (Paragraph 11) and subject to the payment schedule described in Paragraph 8. If the Executive has not attained the minimum age shown is Paragraph 11 or the Executive is discharged by the Corporation for Cause, the Executive will have no compensation payable under this Agreement.

In the event the Executive's death should occur after such Early Retirement defined above, but prior to the completion of the monthly payments provided for in this Paragraph 10, the remaining installments shall be paid to such individual or individuals as the Executive may have designated in writing, and filed with the Corporation. In the absence of any effective designation of beneficiary, any such amounts shall be payable to the duly qualified executor or administrator of Executive's estate.

      11. VESTING AND PAYMENT SCHEDULE. The benefits contemplated under this Agreement are payable in accordance with the following vesting schedule. Five years of employment and the attainment of the following ages while actively employed with the Corporation:

         15 % of Executive's Annual Direct Salary at age fifty-five (55)

         20 % of Executive's Annual Direct Salary at age sixty (60)

         25 % of Executive's Annual Direct Salary at age sixty-two (62)

      12. DEATH BENEFIT PRIOR TO RETIREMENT. In the event the Executive dies while actively employed by the Corporation at any time after the date of this Agreement but prior to his attaining the age of sixty-two years (or such later date as may be agreed upon), the Corporation will pay an annual benefit equal the amount due the Executive as if the death of the Executive was an Early Retirement as defined in Paragraph 10. The amount paid will be according to the vesting schedule of Paragraph 11 and such vesting must have occurred for payment of this death benefit as defined in this Paragraph. This payment will be based upon Executive's Annual Direct Salary in equal monthly installments (each equal to 1/12 of the annual benefit) for a period of one hundred eighty (180) months to such individual or individuals as the Executive may have designated in writing and filed with the Corporation. The said monthly payments shall begin the first day of the first month following the month of the death of the Executive. In the absence of any effective designation of beneficiary, any such amounts becoming due and payable upon the death of the executive shall be payable to the duly qualified executor or administrator of Executive's estate.

      13. CHANGE OF CONTROL. In the event there is a Change of Control as defined herein, the Executive shall become 100% vested and the benefit described in Paragraph 8 (calculated on the basis of the higher of the Executive's Annual Direct Salary on the date of the Change of Control or at his date of termination) beginning on the Executive's Retirement Date and paid as provided in (and subject to) Paragraph 10.

      14. PARTICIPATION IN OTHER PLANS. The benefits provided hereunder shall be in addition to Executive's annual salary as determined by the board of directors of the Company, and shall not affect the right of Executive to participate in any current or future Corporation retirement plan, group insurance, bonus, or in any supplemental compensation arrangement which constitutes a part of the Corporation's regular compensation structure.

      15. NON-COMPETE. In consideration of the retirement benefits available under this Agreement:

            (a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation. Accordingly, in consideration of the Benefit described in this Agreement, during and for two (2) year(s) following termination of Executive's employment with Corporation, ("Non-Competition Period") Executive shall not:

                  (i) Provide financial or executive assistance to any person, firm, corporation or enterprise engaged in (1) the banking or financial services industry (including bank holding company), or (2) any other activity in which Corporation engaged at the beginning of the Non-Competition Period, within fifty (50) miles of the Corporation's Main Office (the "Non-Competition Area"); or

                  (ii) Directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of Corporation during the term of Executive's employment or on the date of termination of Executive's employment, to become a customer or referral source for any person or entity other than Corporation; or

                  (iii) Directly or indirectly solicit, induce or encourage any employee of Corporation or its subsidiaries, who is employed during the term of Executive's employment or on the date of termination of Executive's employment, to leave the employ of Corporation or its subsidiaries or to seek, obtain or accept employment with any person or entity other than Corporation or its subsidiaries.

            (b) It is expressly understood and agreed that, although Executive and RFC consider the restrictions contained in Paragraph 15(a) reasonable for the purpose of preserving for Corporation, its good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the Non-Competition Area, the Non-Competition Period or any other restriction contained in Paragraph 15 is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Paragraph 15 shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

            (c) The existence of any immaterial claim or cause of action of the Executive against Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Corporation of this covenant. The Executive agrees that any breach of the restrictions set forth in this Paragraph 15 will result in irreparable injury to Corporation for which it will have no adequate remedy at law and the Corporation shall be entitled to injunctive relief in order to enforce the provisions hereof and/or seek specific performance and damages.

Prior to the application of Paragraph 16 (if applicable), the Corporation will make reasonable efforts to allocate to value the undertaking described in this paragraph and to allocate to that calculation the maximum amount due under this Agreement.

      16. GOLDEN PARACHUTE PROVISIONS. Notwithstanding any provision in this Agreement to the contrary (other than Paragraphs 27 and 31 which will apply under the circumstances described in those paragraphs and below), if, as of the date of the Change of Control, the Change Entity (after consulting with an independent accounting or compensation consulting company) ascertains that the compensation and benefits provided to the Executive pursuant to or under this Agreement (other than the amounts described in Paragraphs 27 and 31, either alone or when combined with other compensation and benefits received by the Executive, would constitute "parachute payments" within the meaning of Section 280G of the Code, or the regulations adopted thereunder, then:

            (a) The relevant provisions of any change of control agreement to which the Corporation and the Executive are parties on the Date of the Change of Control will apply; or

            (b) If the Executive and the Corporation are not parties to a change of control agreement on the Date of the Change of Control such parachute payments shall be retroactively (if necessary) reduced to the extent necessary to avoid excise taxes otherwise arising under Section 4999 of the Code. Upon written notice to Executive, together with calculations of Corporation's independent auditors, Executive shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

If the Internal Revenue Service subsequently and finally decides that the amount of compensation and benefits (including after the reduction applied under this Paragraph 16) will generate Excise Taxes on compensation and benefits (other than those amounts described in Paragraphs 27 and 31), the Executive will immediately remit an additional amount to the Change Entity equal to the difference between the amount paid (other than those amounts described in Paragraphs 27 and 31) and the amount paid (other than those amounts described in Paragraphs 27 and 31). Also, the Executive agrees to promptly notify the Corporation of an assessment or inquiry from the Internal Revenue Service relating to payments under this Agreement that would, if made final, result in imposition of an Excise Tax and also agrees to cooperate in resisting any Excise Tax assessment. However, the Corporation will have complete control over resolution of any claim by the Internal Revenue Service that might generate an Excise Tax (although it will have no dispositive power over any other tax matter that may be subject to the same audit) and the Corporation will bear all costs associated with that effort.

      17. RESTRICTIONS OF FUNDING. The Corporation shall have no obligation to set aside, earmark, or entrust any specific fund or money with which to pay its obligation under this Agreement. The Corporation reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and determine the extent, nature, and method of such funding.

      18. GENERAL ASSETS OF THE CORPORATION. The rights of the Executive under this Agreement and of any beneficiary of the Executive shall be solely those of an unsecured creditor of the Corporation. If the Corporation shall acquire an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that neither Executive nor any beneficiary of Executive shall have any right with respect to, or claim against, such policy or other asset. Such policy or asset shall not be deemed to be held under any trust for the benefit of Executive or his beneficiaries or to be held in any way as collateral security for the fulfilling of the obligations of the Corporation under this Agreement. It shall be, and remain, a general, unpledged, unrestricted asset of the Corporation and Executive or any of his beneficiaries shall not have a greater claim to the insurance policy or other assets, or any interest in either of them, than any other general creditor of the Corporation.

      19. UNAUTHORIZED DISCLOSURE. During the term of his employment, or at any later time, the Executive shall not, without the written consent of the boards of directors of RFC or a person authorized thereby, knowingly use or disclose to any person, other than an employee of the Corporation, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of Company any material Confidential Information obtained by him while in the employ of Corporation with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices of Corporation, or affiliates, the disclosure of which could be or will be damaging to Corporation, or affiliates; provided, however, that

Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Corporation or its subsidiaries or affiliates or any information that must be disclosed as required by law.

      20. NO EMPLOYMENT CONTRACT. This Agreement is not an employment contract. Nothing contained herein shall guarantee or assure Executive of continued employment by Corporation.

      21. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:                      Kenneth A. Joyce
                                                    1309 Heatherdowns  Dr
                                                    Defiance Ohio, 43512

          If to the Corporation or Company:         Michelle Baker
                                                    Human Resource Director
                                                    401 Clinton Street
                                                    Defiance, OH  43512

or to such other address as Executive or Company may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      22. SUCCESSORS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the Corporation, and Executive, their respective personal representatives, heirs, assigns or successors, provided, however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment herein except as may be otherwise specified in this Agreement.

      23. SEVERABILITY. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

      24. WAIVER; AMENDMENT. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the board of directors of RFC. No waiver by either party, at any time, of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.

      25. PAYMENT OF MONEY DUE DECEASED/DISABLED EXECUTIVE. Subject to the last sentence of this paragraph, if Executive dies or develops a permanent disability while employed, Corporation will have no obligations under this Agreement to Executive after such event and this Agreement shall terminate. For purposes of this Agreement, permanent disability shall mean a physical or mental impairment that renders Executive incapable of performing the essential functions of his job, on a full-time basis, even taking into account any reasonable accommodation required by law, as determined by a physician who is selected by the agreement of Executive and Company, for a period greater than 180 days. However, any amounts or benefits that become due under this Agreement on account of an event occurring before the Executive dies or becomes disabled will continue to be due and will be unaffected by the Executive's death or disability.

      26. LIMITATION OF DAMAGES FOR BREACH OF AGREEMENT. In the event of a breach of this Agreement, by either the Corporation or the Executive, each hereby waives to the fullest extent permitted by law, the right to assert any claim against the others for punitive or exemplary damages. Except as provided in Paragraph 31, no party will be entitled to the recovery of attorney's fees or costs.

      27. ARBITRATION. Corporation and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement, except for any claims brought by Corporation for equitable relief or an injunction to enforce the restrictive covenants contained in Paragraph 15, are to be submitted for resolution, in Defiance, Ohio to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules"). Corporation or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Corporation and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the State of Ohio, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Corporation and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

The Corporation will bear all reasonable costs associated with any dispute arising under this Agreement, including reasonable accounting and legal fees incurred by the Executive in connection with the arbitration proceedings just described. If it is subsequently determined that payment of these costs are excess parachute payments, the Corporation will fully gross-up the Executive for the income, wage, employment and excise taxes associated with that payment so that, after all applicable federal, state and local, income, wage, employment and excise taxes (plus any assessed interest and penalties), the Executive will have incurred no liability (either for these fees or the taxes just listed) with respect to the matters encompassed in this paragraph.

If otherwise due, payments not being contested under the procedures described in this paragraph will not be deferred during the pendency of procedures described in this paragraph.

      28. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law principles.

      29. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      30. HEADINGS. The paragraph headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

      31. LEGAL FEES. The Corporation shall pay all reasonable legal, accounting and actuarial fees and expenses incurred by the Executive in enforcing any right or benefit provided by this Agreement. If it is subsequently determined that payment of these fees are excess parachute payments, will fully gross-up the Executive for the income, wage, employment and excise taxes associated with that payment so that, after all applicable federal, state and local, income, wage, employment and excise taxes (plus any assessed interest and penalties), the Executive will have incurred no liability (either for these fees or the taxes just listed) with respect to the matters encompassed in this paragraph.

      32. MISCELLANEOUS.

            (a) Except as expressly provided in this Agreement, the Executive's right to receive the payments described in this Agreement will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any other plan, agreement or arrangement.

            (b) The Executive is not required to mitigate the amount of any payment described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefits the Executive earns, or is entitled to receive, in any capacity after termination or by reason of the Executive's receipt of or right to receive any retirement or other benefits attributable to employment.

            (c) Except as expressly provided elsewhere in this Agreement, the amount of any payment made under this Agreement will be reduced by amounts the Employer is required to withhold in payment (or in anticipation of payment) of any income, wage or employment taxes imposed on the payment.

            (d) The right of an Executive or any other person to receive any amount under this Agreement may not be assigned, transferred, pledged or encumbered except by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber any amount that is or may be receivable under this Agreement will be null and void and of no legal effect. However, this paragraph will not preclude payment under this Agreement of any benefit to which a deceased Executive is entitled.

            (e) Subject to the preceding subparagraph (d), this Agreement inures to the benefit of and may be enforced by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      33. ENTIRE AGREEMENT. This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties (including such agreement with any subsidiary of RFC) with respect to similar payments and this Agreement contains all the covenants and agreements between the parties with respect to same.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and, in the case of the Corporation, by its authorized representatives the day and year above mentioned.

ATTEST:                                        RURBAN FINANCIAL CORP.

/s/ Valda L. Colbart                           By /s/ Steven VanDemark, Chairman
-------------------------------                   ------------------------------

Date 3-13-06                                   Date 3/13/2006

WITNESS:                                       EXECUTIVE:

/s/ Valda L. Colbart                           /s/ Kenneth A. Joyce
-------------------------------                ---------------------------------
                                               Kenneth A. Joyce

Date 3-13-06                                   Date 3/10/2006